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                                                                  EXHIBIT (d)(2)


                                April 25, 2001



Black Hawk Gaming & Development Company, Inc.
240 Main Street
Black Hawk, Colorado 80422
Attention: Stephen R. Roark, President


     Re:  Voting Agreement

Gentlemen:

          The undersigned (the "Shareholder") understands that Gameco, Inc., a Delaware corporation ("Parent"), BH Acquisition, Inc., a Colorado corporation ("Merger Subsidiary"), and Black Hawk Gaming & Development Company, Inc., a Colorado corporation ("Company"), have entered into an Agreement and Plan of Merger dated as of April 25, 2001 (the "Agreement"), providing for, among other things, the merger of Merger Subsidiary into the Company (the "Merger"). Consummation of the Merger will require the approval of the shareholders of the Company.

          The Shareholder is a shareholder of the Company and is entering into this letter agreement at your request, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

          The Shareholder confirms its agreement with you as follows:

          1. Until the earliest date referred to in Section 7, the Shareholder agrees that it will not, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of its shares of the Company or any interest therein or securities convertible into shares of the Company, or any voting rights with respect thereto, without your prior written consent, with any such consent to be conditioned on the transferee's execution and delivery to you at or prior to the time of that transfer of (i) an instrument in form and substance reasonably acceptable to you under which the transferee becomes bound by this letter agreement with the same effect as if it were Shareholder hereunder, or (ii) a separate agreement containing similar undertakings on terms no less favorable to, and in form and substance reasonably acceptable to, you.

          2. The Shareholder agrees that during the term of this letter agreement (a) all of the shares of the Company beneficially owned by the Shareholder or any of its affiliates, or over which the Shareholder or any such affiliate has voting power or control, directly or indirectly (including any such shares acquired after the date hereof), at the record date for any meeting of shareholders of the Company called to consider and vote on the Merger and the Agreement and the transactions contemplated thereby or any Acquisition Proposal (as such term is defined in the Agreement) will be voted by the Shareholder or such affiliate, or any representative or proxy thereof, as applicable, in favor of the approval of the Merger and the Agreement and the transactions contemplated thereby and (b) neither the Shareholder nor any such affiliate nor any such representative or proxy will vote any such shares in favor of, or participate in, support or make any recommendation in favor of, any Acquisition Proposal.
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          3.   Each party hereto has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of each party hereto, and is enforceable against that party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Neither party's execution, delivery or performance of this Agreement violates or conflicts with or will violate or conflict with any law or governmental order applicable to that party or any agreement or instrument to which that party is a party or by which that party is bound, and neither party hereto will enter into or become bound by any agreement or instrument that would conflict with or be violated by the parties' execution, delivery or performance of this Agreement. The Shareholder represents and warrants that the Company's Annual Report on Form 10-K for the Year Ended December 31, 2000 sets forth the shares of the Company of which the Shareholder or any affiliate (as defined under the Securities Exchange Act of 1934, as amended) of the Shareholder is the beneficial owner. This letter agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

          4. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

          5. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are of mandatory application to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Colorado, without application of choice of law principles.

          6. This letter agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations between the parties, written or oral, with respect to the subject matter hereof.

          7. Except as otherwise provided herein, this letter agreement shall terminate automatically, without the need for any notice or other action by either party upon the earlier of (i) the date on which the Agreement is terminated, and (ii) the Closing Date, as defined in the Agreement.

          Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.



                                    Diversified Opportunities Group Ltd.
                                    By: Jacobs Entertainment Ltd., its manager



                                    By:  /s/ Jeffrey P. Jacobs
                                       -----------------------------------------

          Accepted and agreed to as of April 25, 2001.

                                    Black Hawk Gaming & Development
                                     Company, Inc.



                                    By:  /s/ Stephen R. Roark
                                       -----------------------------------------

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